                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): March 18, 2002




                                 CONCEPTUS, INC.
               (Exact name of registrant as specified in charter)

               Delaware                               000-27596                               97-3170244
    (State or other jurisdiction of             (Commission file number)                   (I.R.S. employer
     incorporation or organization)                                                      identification no.)



                               1021 Howard Avenue
                              San Carlos, CA 94070
               (Address of principal executive offices) (Zip code)



       Registrant's telephone number, including area code: (650) 802-7240


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ITEM 5.  OTHER EVENTS.

         On March 18, 2002, Conceptus, Inc. issued a press release announcing plans to accelerate the submission of its Premarket Approval (PMA) application to the U.S. Food and Drug Administration (FDA). The Company now plans to submit the final PMA application for Essure in April of 2002, rather than by the end of June as previously announced. Text of the press release follows:


SAN CARLOS, Calif. (March 18, 2002) - Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure Essure(TM), today announced plans to accelerate the submission of its Premarket Approval
(PMA) application to the U.S. Food and Drug Administration (FDA). The Company now plans to submit the final PMA application for Essure in April of 2002, rather than by the end of June as previously announced.

Due to the strength of the clinical data to date, the Company submitted a written proposal to FDA requesting that the PMA application be filed with one-year data on 350 women in the Pivotal trial, instead of the previously agreed to 400 women, if an effectiveness rate of greater than 99% could be established. The FDA has accepted the proposal and the Company plans to file the PMA application in April. As part of the proposal, the Company agreed to update the PMA application in June with one-year data on 400 women, so that the FDA's OB/GYN Advisory Panel could convene after having reviewed the data on 400 women.

Based on the new time line for the PMA submission and recent FDA correspondence, Conceptus believes that the PMA application, if deemed "fileable," will be brought before the Advisory Panel in July or October of 2002.

"We have worked closely with the FDA during all phases of our clinical trials and, more recently, during our PMA preparations as well. We have been very appreciative of the Agency's input throughout the course of the Essure product development, and of their willingness to consider the least burdensome and most expeditious route to PMA filing," said Cindy Domecus, Senior Vice President for Clinical Research and Regulatory Affairs at Conceptus.

"While additional steps remain to submit our PMA and secure U.S. regulatory clearance for Essure, we are encouraged that Essure could be available in our most important market ahead of plan," commented Steven Bacich, Chief Executive Officer. "We are delighted that clinical results in the pivotal study to date, combined with the results from our Phase II study are so strong. It is the strength of the data from both studies to date, and the expertise of Cindy Domecus and the entire regulatory and clinical research staffs in working together with the FDA, that enable us to pursue an accelerated regulatory time line."

To date, Conceptus has submitted two modules of the Essure PMA application, and the FDA has accepted and closed the first module.



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

PERMANENT BIRTH CONTROL

Surgical tubal ligation has become the most common form of birth control worldwide, despite the fact that it is invasive and costly. About 93% of the procedures in the U.S. are performed in a hospital or surgi-center under general anesthesia, requiring between four to five hours of hospital recovery time and an average of three to 10 days before returning to regular activities. An Essure procedure does not require cutting or penetrating the abdomen, and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to average about 30 minutes for an Essure procedure and to return home about 45 minutes after the procedure is completed. 92% of Essure patients who were employed returned to work in one day or less, excluding the day of the procedure. Reliance on Essure does not involve taking drugs or hormones.

ABOUT CONCEPTUS

Conceptus, Inc. is developing Essure, an investigational medical device and procedure in the U.S., which is designed to provide a non-incisional alternative to tubal ligation, the leading form of contraception worldwide. Data from the United Nations show that worldwide, 33% of reproductive couples using contraception rely on surgical tubal ligation. Additionally, a survey performed by the United States Centers for Disease Control and Prevention indicates that surgical tubal ligation continues to be the most prevalent form of contraception in the United States, and that 35% of women age 35-44 have had a surgical tubal sterilization. An estimated 700,000 to 800,000 surgical tubal ligations are performed each year in the United States.

The Essure procedure is based on a unique and proprietary catheter delivery system for minimally invasive transcervical tubal access. Additional information about Conceptus and the Essure procedure is available at www.conceptus.com.
                                                         -----------------

         Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, performance of independent distributors, delays by regulatory authorities, scientific advances by third parties, introduction of competitive products, as well as those factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and other filings with the Securities and Exchange Commission.


                                      # # #



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               CONCEPTUS, INC.
                               (Registrant)


                               By:  /s/ Glen K. Furuta
                                  ----------------------------------------------
                                        Glen K. Furuta
                                        Vice President, Finance & Administration
                                        and Chief Financial Officer


Dated:   March 21, 2002



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